Exhibit 99.1

ULTA BEAUTY ANNOUNCES THIRD QUARTER FISCAL 2022 RESULTS

Net Sales of $2.3 Billion Compared to $2.0 Billion in the Year-Ago Quarter

Comparable Sales Increased 14.6%

Net Income of $274.6 Million or $5.34 Per Diluted Share

Company Raises Outlook for Fiscal Year 2022

Bolingbrook, IL – December 1, 2022 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“third quarter”) and thirty-nine-week period (“first nine months”) ended October 29, 2022 compared to the same periods ended October 30, 2021.

	13 Weeks Ended			39 Weeks Ended
	October 29,	October 30,	October 31,	October 29,	October 30,	October 31,
(Dollars in millions, except per share data)	2022	2021	2020	2022	2021	2020
Net sales	$2,338.8	$1,995.8	$1,552.0	$6,981.8	$5,901.5	$3,953.3
Comparable sales	14.6%	25.8%	(8.9)%	15.6%	47.1%	(23.8)%
Gross profit (as a percentage of net sales)	41.2%	39.6%	35.1%	40.6%	39.7%	29.8%
Selling, general and administrative expenses	$597.2	$503.4	$416.4	$1,632.6	$1,411.6	$1,068.9
Operating income (as a percentage of net sales)	15.5%	14.2%	6.5%	17.1%	15.6%	0.3%
Diluted earnings per share	$5.34	$3.94	$1.32	$17.35	$12.60	$0.08
New store openings, net	18	6	(2)	35	38	8

“Amidst a challenging macro environment, the Ulta Beauty team delivered yet another outstanding quarter, with strong top and bottom-line results and growth across all major categories and channels,” said Dave Kimbell, chief executive officer. “Our third quarter results reflect the sustained resilience of the beauty category and the strong emotional connection and loyalty we have cultivated with our guests. I am confident our business model, which offers unmatched breadth, value, and convenience, is even more relevant today and unlocks opportunities to further delight guests as we continue to lead the beauty category.”

For the Third Quarter of Fiscal 2022

●	Net sales increased 17.2% to $2.3 billion compared to $2.0 billion in the third quarter of fiscal 2021 primarily due to the favorable impact from the continued resilience of the beauty category, retail price increases, and the impact of new brands and product innovation compared to the third quarter of fiscal 2021.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 14.6% compared to an increase of 25.8% in the third quarter of fiscal 2021, driven by a 10.7% increase in transactions and a 3.5% increase in average ticket.

●	Gross profit increased 22.0% to $962.8 million compared to $789.5 million in the third quarter of fiscal 2021. As a percentage of net sales, gross profit increased to 41.2% compared to 39.6% in the third quarter of fiscal 2021, primarily due to leverage in fixed costs, strong growth in other revenue, and higher merchandise margin, partially offset by higher inventory shrink.
●	Selling, general and administrative (SG&A) expenses increased 18.6% to $597.2 million compared to $503.4 million in the third quarter of fiscal 2021. As a percentage of net sales, SG&A expenses increased to 25.5% compared to 25.2% in the third quarter of fiscal 2021, primarily due to deleverage in store payroll and benefits and corporate overhead due to strategic investments, partially offset by lower marketing expenses.
●	Operating income increased 27.3% to $361.9 million, or 15.5% of net sales, compared to $284.2 million, or 14.2% of net sales, in the third quarter of fiscal 2021.
●	The tax rate increased to 24.3% compared to 24.1% in the third quarter of fiscal 2021.
●	Net income increased 27.5% to $274.6 million compared to $215.3 million in the third quarter of fiscal 2021.
●	Diluted earnings per share increased 35.5% to $5.34, including a $0.02 benefit due to income tax accounting for stock-based compensation, compared to $3.94, including a $0.01 benefit due to income tax accounting for stock-based compensation, in the third quarter of fiscal 2021.

For the First Nine Months of Fiscal 2022

●	Net sales increased 18.3% to $7.0 billion compared to $5.9 billion in the first nine months of fiscal 2021, primarily due to the favorable impact from the continued resilience of the beauty category, retail price increases, the impact of new brands and product innovation, and the easing of COVID-19 restrictions compared to the first nine months of fiscal 2021.
●	Comparable sales increased 15.6% compared to an increase of 47.1% in the first nine months of fiscal 2021, driven by a 9.7% increase in transactions and a 5.4% increase in average ticket.
●	Gross profit increased 21.0% to $2.8 billion compared to $2.3 billion in the first nine months of fiscal 2021. As a percentage of net sales, gross profit increased to 40.6% compared to 39.7% in the first nine months of fiscal 2021, primarily due to leverage of fixed costs, strong growth in other revenue, and favorable channel mix shifts, partially offset by lower merchandise margin and higher inventory shrink.
●	SG&A expenses increased 15.7% to $1.6 billion compared to $1.4 billion in the first nine months of fiscal 2021. As a percentage of net sales, SG&A expenses decreased to 23.4% compared to 23.9% in the first nine months of fiscal 2021, due to lower marketing expenses, partially offset by deleverage in corporate overhead primarily due to strategic investments.
●	Operating income increased 29.2% to $1.2 billion, or 17.1% of net sales, compared to $921.9 million, or 15.6% of net sales, in the first nine months of fiscal 2021.
●	The tax rate decreased to 24.3% compared to 24.4% in the first nine months of fiscal 2021.
●	Net income increased 29.5% to $901.7 million compared to $696.5 million in the first nine months of fiscal 2021.
●	Diluted earnings per share increased 37.7% to $17.35, including a $0.05 benefit due to income tax accounting for stock-based compensation, compared to $12.60 including a

$0.08 benefit due to income tax accounting for stock-based compensation, in the first nine months of fiscal 2021.

Balance Sheet

Cash and cash equivalents at the end of the third quarter of fiscal 2022 were $250.6 million.

Merchandise inventories, net at the end of the third quarter of fiscal 2022 totaled $2.11 billion compared to $1.92 billion at the end of the third quarter of fiscal 2021. The $198.3 million increase was primarily due to inventory to support new brand launches, the addition of 41 net new stores opened since October 30, 2021, inventory cost increases, and inventory receipts to maintain strong in-stocks of key items to support expected demand.

Share Repurchase Program

During the third quarter of fiscal 2022, the Company repurchased 340,271 shares of its common stock at a cost of $137.5 million. During the first nine months of fiscal 2022, the Company repurchased 1.5 million shares of its common stock at a cost of $571.9 million. As of October 29, 2022, $1.4 billion remained available under the $2.0 billion share repurchase program announced in March 2022.

Store Update

Real estate activity in the third quarter of fiscal 2022 included 18 new stores located in Boone, NC; Bullhead City, AZ; Campbell, CA; Clemmons, NC; Dallas, TX; Del Rio, TX; Huntsville, TX; Jasper, IN; McMinnville, OR; Paris, TX; Redmond, OR; Rehoboth Beach, DE; Selma, TX; Sequim, WA; St. Petersburg, FL; Starkville, MS; Stoughton, MA and Wilson, NC. In addition, the Company relocated one store and remodeled eight stores. During the first nine months of fiscal 2022, the Company opened 35 new stores, relocated 11 stores, and remodeled eight stores.

At the end of the third quarter of fiscal 2022, the Company operated 1,343 stores totaling 14.1 million square feet.

Fiscal 2022 Outlook

Based on third quarter results and updated expectations for the fourth quarter, the Company has increased its outlook for fiscal 2022.

The Company’s updated outlook for fiscal 2022 is as follows:

	Prior FY22 Outlook	Updated FY22 Outlook
Net sales	$9.65 billion to $9.75 billion	$9.95 billion to $10.00 billion
Comparable sales	9.5% to 10.5%	12.6% to 13.2%
New stores, net	50	47
Remodel and relocation projects	35	33
Operating margin	14.6% to 14.8%	15.5% to 15.6%
Diluted earnings per share	$20.70 to $21.20	$22.60 to $22.90
Share repurchases	approximately $900 million	no change
Effective tax rate	approximately 24.5%	no change
Capital expenditures	$350 million to $400 million	$300 million to $350 million
Depreciation and amortization expense	approximately $250 million	no change

The Company’s outlook for fiscal 2022 assumes a consistent federal tax rate.

Conference Call Information

A conference call to discuss third quarter of fiscal 2022 results is scheduled for today, December 1, 2022, at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453. The conference call will also be webcast live at https://ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on December 15, 2022 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13733783.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,343 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and geo-political events;
●	the impact of current inflationary cost pressures on payroll, benefits, supply chain, and other operating costs;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;

●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	epidemics, pandemics or natural disasters that have and could continue to negatively impact sales;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our distribution centers and fast fulfillment centers may not be adequate to support our expected future growth plans;
●	changes in the wholesale cost of our products;
●	a decline in operating results that has and may continue to lead to asset impairment and store closure charges;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	October 29,		October 30,
	2022		2021
	(Unaudited)		(Unaudited)
Net sales	$2,338,793	100.0%	$1,995,775	100.0%
Cost of sales	1,375,976	58.8%	1,206,301	60.4%
Gross profit	962,817	41.2%	789,474	39.6%

Selling, general and administrative expenses	597,164	25.5%	503,403	25.2%
Pre-opening expenses	3,797	0.2%	1,832	0.1%
Operating income	361,856	15.5%	284,239	14.2%
Interest expense (income), net	(849)	(0.0%)	413	0.0%
Income before income taxes	362,705	15.5%	283,826	14.2%
Income tax expense	88,120	3.8%	68,537	3.4%
Net income	$274,585	11.7%	$215,289	10.8%

Net income per common share:
Basic	$5.37		$3.97
Diluted	$5.34		$3.94

Weighted average common shares outstanding:
Basic	51,131		54,291
Diluted	51,418		54,660

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended
	October 29,		October 30,
	2022		2021
	(Unaudited)		(Unaudited)
Net sales	$6,981,807	100.0%	$5,901,501	100.0%
Cost of sales	4,149,800	59.4%	3,560,276	60.3%
Gross profit	2,832,007	40.6%	2,341,225	39.7%

Selling, general and administrative expenses	1,632,593	23.4%	1,411,577	23.9%
Pre-opening expenses	8,422	0.1%	7,778	0.1%
Operating income	1,190,992	17.1%	921,870	15.6%
Interest expense (income), net	(556)	(0.0%)	1,196	0.0%
Income before income taxes	1,191,548	17.1%	920,674	15.6%
Income tax expense	289,891	4.2%	224,203	3.8%
Net income	$901,657	12.9%	$696,471	11.8%

Net income per common share:
Basic	$17.45		$12.68
Diluted	$17.35		$12.60

Weighted average common shares outstanding:
Basic	51,663		54,921
Diluted	51,962		55,280

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 29,	January 29,	October 30,
	2022	2022	2021
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$250,628	$431,560	$605,053
Receivables, net	200,304	233,682	169,212
Merchandise inventories, net	2,114,669	1,499,218	1,916,343
Prepaid expenses and other current assets	137,642	110,814	105,584
Prepaid income taxes	42,572	5,909	37,501
Total current assets	2,745,815	2,281,183	2,833,693

Property and equipment, net	967,039	914,476	908,665
Operating lease assets	1,556,940	1,482,256	1,464,533
Goodwill	10,870	10,870	10,870
Other intangible assets, net	844	1,538	1,770
Deferred compensation plan assets	31,529	38,409	36,403
Other long-term assets	18,512	35,647	31,833
Total assets	$5,331,549	$4,764,379	$5,287,767

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$647,117	$552,730	$747,451
Accrued liabilities	462,773	364,797	329,672
Deferred revenue	312,132	353,579	272,628
Current operating lease liabilities	275,749	274,118	274,365
Accrued income taxes	—	12,786	—
Total current liabilities	1,697,771	1,558,010	1,624,116

Non-current operating lease liabilities	1,621,252	1,572,638	1,565,921
Deferred income taxes	38,627	39,693	67,267
Other long-term liabilities	51,644	58,665	43,663
Total liabilities	3,409,294	3,229,006	3,300,967

Commitments and contingencies

Total stockholders’ equity	1,922,255	1,535,373	1,986,800
Total liabilities and stockholders’ equity	$5,331,549	$4,764,379	$5,287,767

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 29,	October 30,
	2022	2021
	(Unaudited)	(Unaudited)
Operating activities
Net income	$901,657	$696,471
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	182,182	204,734
Non-cash lease expense	222,548	206,017
Deferred income taxes	(1,066)	1,908
Stock-based compensation expense	32,554	38,217
Loss on disposal of property and equipment	3,892	3,357
Change in operating assets and liabilities:
Receivables	33,378	23,897
Merchandise inventories	(615,451)	(748,128)
Prepaid expenses and other current assets	(26,828)	1,818
Income taxes	(49,446)	(80,027)
Accounts payable	94,214	266,104
Accrued liabilities	64,164	24,482
Deferred revenue	(41,447)	(1,755)
Operating lease liabilities	(246,988)	(222,451)
Other assets and liabilities	20,063	213
Net cash provided by operating activities	573,426	414,857

Investing activities
Capital expenditures	(203,961)	(108,418)
Other investments	(3,068)	—
Net cash used in investing activities	(207,029)	(108,418)

Financing activities
Repurchase of common shares	(571,908)	(762,167)
Stock options exercised	31,319	30,297
Purchase of treasury shares	(6,740)	(15,511)
Net cash used in financing activities	(547,329)	(747,381)

Effect of exchange rate changes on cash and cash equivalents	—	(56)
Net decrease in cash and cash equivalents	(180,932)	(440,998)
Cash and cash equivalents at beginning of period	431,560	1,046,051
Cash and cash equivalents at end of period	$250,628	$605,053

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2022	quarter	quarter	quarter	end of the quarter
1st Quarter	1,308	10	0	1,318
2nd Quarter	1,318	7	0	1,325
3rd Quarter	1,325	18	0	1,343

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2022	the quarter	quarter	during the quarter	quarter
1st Quarter	13,770,438	90,905	0	13,861,343
2nd Quarter	13,861,343	61,257	0	13,922,600
3rd Quarter	13,922,600	151,730	0	14,074,330

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	October 29,	October 30,
	2022	2021
Cosmetics	44%	45%
Haircare products and styling tools	21%	21%
Skincare	16%	16%
Fragrance and bath	12%	12%
Services	4%	3%
Accessories and other	3%	3%
	100%	100%

	39 Weeks Ended
	October 29,	October 30,
	2022	2021
Cosmetics	43%	44%
Haircare products and styling tools	21%	20%
Skincare	17%	17%
Fragrance and bath	12%	12%
Services	4%	4%
Accessories and other	3%	3%
	100%	100%